As filed with the Securities and Exchange Commission on March 28, 2025

1933 Act Registration No. 333-180871

1940 Act Registration No. 811-22700

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form N-1A

Registration Statement Under the Securities Act of 1933	☒
Pre-Effective Amendment No. __	☐
Post-Effective Amendment No. 278	☒

and/or

Registration Statement Under the Investment Company Act of 1940	☒
Amendment No. 280	☒

Exchange Listed Funds Trust

10900 Hefner Pointe Drive

Suite 400

Oklahoma City, Oklahoma 73120

(Address of Principal Executive Offices, Zip Code)

(405) 778-8377

(Registrant’s Telephone Number, including Area Code)

J. Garrett Stevens

Exchange Listed Funds Trust

10900 Hefner Pointe Drive

Suite 400

Oklahoma City, Oklahoma 73120

(Name and Address of Agent for Service)

Copies to:

Morrison Warren, Esq.
Chapman and Cutler LLP
320 South Canal Street
Chicago, Illinois 60606

Richard Coyle, Esq.
Chapman and Cutler LLP
320 South Canal Street
Chicago, Illinois 60606

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

Explanatory Note

This Post-Effective Amendment No. 278 to the Registration Statement on Form N-1A (File No. 333-180871) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing additional exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 278 consists only of a facing page, this explanatory note, Part C of the Registration Statement on Form N-1A, the Exhibit Index, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 278 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 278 shall become effective upon filing with the SEC.

This Post-Effective Amendment No. 278 incorporates by reference the information contained in Parts A and B of Post-Effective Amendment No. 276 to the Registration Statement, which was filed on March 17, 2025.

PART C: OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Certificate of Trust of Exchange Listed Funds Trust (formerly, Exchange Traded Concepts Trust II) (the “Registrant” or the “Trust”), dated April 3, 2012, as filed with the state of Delaware on April 4, 2012, is incorporated herein by reference to Exhibit (a)(1) to the Registrant’s Initial Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR Accession No. 0001144204-12-023014 on April 20, 2012.

(a)(2)	Certificate of Amendment, dated June 2, 2015, to the Certificate of Trust dated April 3, 2012, as filed with the State of Delaware on June 2, 2015, is incorporated herein by reference to Exhibit (a)(2) to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No 0001398344-15-003746 on June 5, 2015.

(a)(3)	Registrant’s Agreement and Declaration of Trust, dated September 10, 2012, is incorporated herein by reference to Exhibit (a)(2) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001144204-12-050445 on September 10, 2012.

(b)	Registrant’s Amended and Restated By-Laws, dated December 9, 2022, are incorporated herein by reference to Exhibit (b) to Post-Effective Amendment No. 237 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-024791 on March 31, 2023.

(c)	Not applicable.

(d)(1)	Advisory Agreement, dated June 12, 2015, between the Registrant and Exchange Traded Concepts, LLC (the “Advisory Agreement”) is incorporated herein by reference to Exhibit (d)(2) to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-17-003605 on March 16, 2017.

(d)(2)	Schedule A, as revised March 27, 2025, to the Advisory Agreement is filed herewith.

(d)(3)	Revised Schedule A to the Advisory Agreement reflecting the addition of the Bancreek Dividend Equity ETF, to be filed by amendment.

(d)(4)	Fee Waiver Agreement, dated May 10, 2022, between the Registrant and Exchange Traded Concepts, LLC is incorporated herein by reference to Exhibit (d)(12) to Post-Effective Amendment No. 234 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-051959 on August 30, 2022.

(d)(5)	Sub-Advisory Agreement, dated March 15, 2017, between Exchange Traded Concepts, LLC and Saba Capital Management, L.P. is incorporated herein by reference to Exhibit (d)(7) to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR on August 28, 2017.

(d)(6)	Sub-Advisory Agreement, dated September 14, 2020, between Exchange Traded Concepts, LLC and Cabana LLC, d/b/a Cabana Asset Management (the “Cabana Asset Management Sub-Advisory Agreement”) is incorporated herein by reference to Exhibit (d)(7) to Post-Effective Amendment No. 177 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-20-026494 on September 14, 2020.

(d)(7)	Revised Schedule A, dated July 6, 2021, to the Cabana Asset Management Sub-Advisory Agreement is incorporated herein by reference to Exhibit (d)(7) to Post-Effective Amendment No. 212 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-21-035815 on July 6, 2021.

(d)(8)	Sub-Advisory Agreement, dated December 5, 2023, between Exchange Traded Concepts, LLC and Bancreek Capital Advisors, LLC is incorporated herein by reference to Exhibit (d)(11) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(d)(9)	Schedule A, as revised March 8, 2024, to the Bancreek Capital Advisors, LLC Sub-Advisory Agreement is incorporated herein by reference to Exhibit (d)(9) to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-020963 on March 8, 2024.

(d)(10)	Amended Schedule A to the Bancreek Capital Advisors, LLC Sub-Advisory Agreement reflecting the addition of the Bancreek Dividend Equity ETF to be filed by amendment.

(d)(11)	Sub-Advisory Agreement, dated September 26, 2024, between Exchange Traded Concepts, LLC and Long Pond Capital, LP is filed herewith.

(d)(12)	Amended Schedule A, dated March 27, 2025, to the Sub-Advisory Agreement between Exchange Traded Concepts, LLC and Long Pond Capital, LP is filed herewith.

(e)(1)	ETF Distribution Agreement, effective as of September 30, 2021, between the Registrant and Foreside Fund Services, LLC (the “Novated ETF Distribution Agreement”) is incorporated herein by reference to Exhibit (e)(1) to Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-023171 on May 2, 2022.

(e)(2)	ETF Distribution Agreement, dated May 31, 2017, between the Registrant and Foreside Fund Services, LLC is incorporated herein by reference to Exhibit (e)(1) to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-17-008378 on July 7, 2017.

(e)(3)	ETF Distribution Agreement, dated May 23, 2013, between the Registrant and Foreside Fund Services, LLC is incorporated herein by reference to Exhibit (e)(1) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-13-002713 on June 3, 2013.

(e)(4)	First Amendment, effective as of April 13, 2022, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(4) to Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-023171 on May 2, 2022.

(e)(5)	Second Amendment, dated May 9, 2023, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(5) to Post-Effective Amendment No. 239 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-041530 on May 19, 2023.

(e)(6)	Third Amendment, effective as of October 18, 2023, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(6) to Post-Effective Amendment No. 244 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-082241 on November 1, 2023.

(e)(7)	Fourth Amendment, effective as of November 22, 2023, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(7) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(e)(8)	Fifth Amendment, effective as of March 11, 2024, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(8) to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-020963 on March 8, 2024.

(e)(9)	Sixth Amendment, effective as of July 27, 2024, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(9) to Post-Effective Amendment No. 264 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-080369 on September 19, 2024.

(e)(10)	Seventh Amendment, effective as of September 19, 2024, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(10) to Post-Effective Amendment No. 264 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-080369 on September 19, 2024.

(e)(11)	Eighth Amendment, effective December 12, 2024, to the Novated ETF Distribution Agreement is incorporated herein by reference to Exhibit (e)(11) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(e)(12)	Amendment to the Novated ETF Distribution Agreement reflecting the addition of the Bancreek Dividend Equity ETF to be filed by amendment.

(e)(13)	Form of Participant Agreement between Foreside Fund Services, LLC and Citibank, N.A. is incorporated herein by reference to Exhibit (e)(2) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-13-002986 on June 28, 2013.

(f)	Not applicable.

(g)(1)	Custody and Transfer Agent Agreement, dated December 13, 2023, between the Registrant and Brown Brothers Harriman & Co. (the “BBH Custody and Transfer Agency Agreement”) is incorporated herein by reference to Exhibit (g)(3) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(g)(2)	Revised Appendix A, effective December 12, 2024, to the BBH Custody and Transfer Agency Agreement is incorporated herein by reference to Exhibit (g)(2) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(g)(3)	Revised Appendix A to the BBH Custody and Transfer Agency Agreement reflecting the addition of the Bancreek Dividend Equity ETF to be filed by amendment.

(h)(1)	ETF Master Services Agreement, dated December 5, 2023, between the Registrant and Ultimus Fund Services, LLC (the “Ultimus Master Services Agreement”), is incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(h)(2)	Amended Schedule A, dated December 16, 2024, to the Master Services Agreement is incorporated herein by reference to Exhibit (h)(2) to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-25-016520 on February 24, 2025.

(h)(3)	Amended Schedule A to the Master Services Agreement reflecting the addition of the Bancreek Dividend Equity ETF to be filed by amendment.

(h)(4)	Platform Services Agreement, dated January 2, 2023, between the Registrant, ETC Platform Services, LLC and Exchange Traded Concepts, LLC (the “Platform Services Agreement”) is incorporated herein by reference to Exhibit (h)(6) to Post-Effective Amendment No. 239 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-041530 on May 19, 2023.

(h)(5)	Expense Limitation Agreement, effective as of May 10, 2022, between the Registrant and Exchange Traded Concepts, LLC (the “Expense Limitation Agreement’”) is incorporated herein by reference to Exhibit (h)(15) to Post-Effective Amendment No. 234 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-051959 on August 30, 2022.

(h)(6)	Amended Schedule A, dated March 8, 2024, to the Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(12) to Post-Effective Amendment No. 260 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-073077 on August 28, 2024.

(h)(7)	Sub-License Agreement, dated April 12, 2022, between the Registrant and Exchange Traded Concepts, LLC, relating to the Akros Monthly Payout ETF, is incorporated herein by reference to Exhibit (h)(23) to Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-023171 on May 2, 2022.

(h)(8)	Authorized Use Agreement, dated November 20, 2020, and Exhibit A thereto, amended as of October 18, 2023, between the Registrant and Exchange Traded Concepts, LLC is incorporated herein by reference to Exhibit (h)(15) to Post-Effective Amendment No. 244 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-082241 on November 1, 2023.

(h)(9)	Form of Rule 12d1-4 Fund of Funds Investment Agreement is incorporated herein by reference to Exhibit (h)(16) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(h)(10)	Sub-License Agreement dated September 30, 2024, between the Registrant and Exchange Traded Concepts, LLC, relating to the Stratified LargeCap Index ETF and Stratified LargeCap Hedged ETF is incorporated herein by reference to Exhibit (h)(9) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(h)(11)	Sub-License Agreement dated December 20, 2024, between the Registrant and Exchange Traded Concepts, LLC, relating to the PLUS Korea Defense Industry Index ETF is incorporated herein by reference to Exhibit (h)(10) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(i)(1)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius, LLP, relating to Saba Closed-End Funds ETF, is incorporated herein by reference to Exhibit (i)(4) to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-17-003605 on March 16, 2017.

(i)(2)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius, LLP, relating to the QRAFT AI-Enhanced U.S. Large Cap ETF and QRAFT AI-Enhanced U.S. Large Cap Momentum ETF, is incorporated herein by reference to Exhibit (i)(6) to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001615774-19-007494 on May 10, 2019.

(i)(3)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the Cabana Target Drawdown 7 ETF (now, the Cabana Target Beta ETF) and Cabana Target Drawdown 10 ETF is incorporated herein by reference to Exhibit (i)(6) to Post-Effective Amendment No. 177 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-20-026494 on September 14, 2020.

(i)(4)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the QRAFT AI-Enhanced U.S. Next Value ETF, is incorporated herein by reference to Exhibit (i)(7) to Post-Effective Amendment No. 184 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-20-038559 on November 20, 2020.

(i)(5)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the Cabana Target Leading Sector Moderate ETF, is incorporated herein by reference to Exhibit (i)(10) to Post-Effective Amendment No. 212 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-21-035815 on July 6, 2021.

(i)(6)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the Akros Monthly Payout ETF, is incorporated herein by reference to Exhibit (i)(12) to Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-22-023171 on May 2, 2022.

(i)(7)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the QRAFT AI-Pilot U.S. Large Cap Dynamic Beta and Income ETF, is incorporated herein by reference to Exhibit (i)(12) to Post-Effective Amendment No. 239 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-041530 on May 19, 2023.

(i)(8)	Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, relating to the LG QRAFT AI-Powered U.S. Large Cap Core ETF, is incorporated herein by reference to Exhibit (i)(11) to Post-Effective Amendment No. 244 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-082241 on November 1, 2023.

(i)(9)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the Bancreek U.S. Large Cap ETF, is incorporated herein by reference to Exhibit (i)(12) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(i)(10)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the Bancreek International Large Cap ETF, is incorporated herein by reference to Exhibit (i)(10) to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-020963 on March 8, 2024.

(i)(11)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the Stratified LargeCap Index ETF and Stratified LargeCap Hedged ETF, are incorporated herein by reference to Exhibit (i)(11) to Post-Effective Amendment No. 264 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-080369 on September 19, 2024.

(i)(12)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the PLUS Korea Defense Industry Index ETF, is incorporated herein by reference to Exhibit (i)(12) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(i)(13)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the Long Pond Real Estate Plus ETF, is incorporated herein by reference to Exhibit (i)(13) to Post-Effective Amendment No. 276 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811- 22700, as filed with the SEC via EDGAR Accession No. 0001213900-25-024225 on March 17, 2025.

(i)(14)	Opinion and Consent of Counsel, Chapman and Cutler LLP, relating to the Bancreek Dividend Equity ETF, to be filed by amendment.

(j)	Not applicable.

(k)	Not applicable.

(l)	Seed Capital Subscription Agreement, dated May 21, 2013, between the Registrant and Horizons ETFs Management (USA) LLC is incorporated herein by reference to Exhibit (l) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001398344-13-002713 on June 3, 2013.

(m)	Distribution and Service Plan, adopted September 26, 2012, with Exhibit A revised as of March 6, 2025, is incorporated herein by reference to Exhibit (m) to Post-Effective Amendment No. 275 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-25-021736 on March 7, 2025.

(n)	Not applicable.

(o)	Not applicable.

(p)(1)	Code of Ethics of Registrant, as amended December 30, 2022, is incorporated herein by reference to Exhibit (p)(1) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(p)(2)	Code of Ethics of Exchange Traded Concepts, LLC, adopted August 2024, is incorporated herein by reference to Exhibit (p)(2) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(p)(3)	Code of Ethics of Saba Capital Management, L.P., dated May 2024, is incorporated herein by reference to Exhibit (p)(3) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(p)(4)	Code of Ethics of Cabana LLC, d/b/a/ Cabana Asset Management, dated January 2, 2024, is incorporated herein by reference to Exhibit (p)(4) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-24-111330 on December 23, 2024.

(p)(5)	Code of Ethics of Bancreek Capital Advisors, LLC is incorporated herein by reference to Exhibit (p)(6) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700), as filed with the SEC via EDGAR Accession No. 0001213900-23-096430 on December 18, 2023.

(p)(6)	Code of Ethics of Long Pond Capital, LP is incorporated herein by reference to Exhibit (p)(6) to Post-Effective Amendment No. 276 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180871 and 811-22700, as filed with the SEC via EDGAR Accession No. 0001213900-25-024225 on March 17, 2025.

(q)(1)	Powers of Attorney, dated July 18, 2024, for Ms. Linda Petrone and Messrs. Timothy J. Jacoby and Stuart Strauss are incorporated herein by reference to Exhibit EX-16.16 to Form N-14/A Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File No. 333-279083), as filed with the SEC via EDGAR Accession No. 0001013762-24-001177 on July 25, 2024.

Item 29.	Persons Controlled by or Under Common Control with the Fund

Not applicable.

Item 30.	Indemnification

The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, and, subject to the provisions of the By-Laws, the Trust out of its assets may indemnify and hold harmless each and every Trustee and officer of the Trust from and against any and all claims, demands, costs, losses, expenses, and damages whatsoever arising out of or related to such Trustee’s or officer’s performance of his or her duties as a Trustee or officer of the Trust; provided that nothing herein contained shall indemnify, hold harmless or protect any Trustee or officer from or against any liability to the Trust or any Shareholder to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Adviser

Exchange Traded Concepts, LLC (the “Adviser”) serves as investment adviser for each series of the Trust.  The principal address of the Adviser is 10900 Hefner Pointe Drive, Suite 400, Oklahoma City, Oklahoma 73120. The Adviser is an investment adviser registered under the Investment Advisers Act of 1940.

Bancreek Capital Advisors, LLC (“Bancreek Capital”), principally located at 401 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401, serves as sub-adviser for the Registrant’s Bancreek U.S. Large Cap ETF and Bancreek International Large Cap ETF. Bancreek Capital is an investment adviser registered under the Investment Advisers Act of 1940.

Cabana LLC, d/b/a Cabana Asset Management (“Cabana”), serves as the investment sub-adviser for the Trust’s Cabana Target Beta ETF, Cabana Target Drawdown 10 ETF, and Cabana Target Leading Sector Rotation Moderate ETF. The principal address for Cabana is 220 South School Avenue, Fayetteville, Arkansas 72701. Cabana is an investment adviser registered under the Investment Advisers Act of 1940.

Long Pond Capital, LP (“Long Pond”) serves as the investment sub-adviser for the Trust’s Long Pond Real Estate Plus ETF. The principal address of Long Pond is 527 Madison Avenue, 15th Floor, New York, New York 10022. Long Pond is an investment adviser registered under the Investment Advisers Act of 1940.

Saba Capital Management, L.P. (“Saba”) serves as investment sub-adviser for the Trust’s Saba Closed-End Funds ETF.  The principal address of Saba is 405 Lexington Avenue, 58th Floor, New York, New York 10174-7199. Saba is an investment adviser registered under the Investment Advisers Act of 1940.

Any other business, profession, vocation or employment of a substantial nature in which each director or principal officer of the Adviser, Bancreek Capital, Cabana, Long Pond, and Saba is or has been, at any time during the last two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee are as follows:

The Adviser

Name and Position with Adviser*	Name of Other Company*	Connection with Other Company*
J. Garrett Stevens, Chief Executive Officer	T.S. Phillips Investments, Inc.	Vice President
	Phillips Capital Advisors, Inc.	Vice President

*	Information provided is as of February 19, 2025.

Bancreek Capital

Name and Position with Bancreek Capital*	Name of Other Company*	Connection with Other Company*
Andrew Skatoff, Founder and Chief Investment Officer	Bancreek Capital Management, LP	Partner
Kevin Polli, Chief Financial Officer and Chief Compliance Officer	Bancreek Capital Management, LP	Partner
Eric Pachman, Chief Analytics Officer	Bancreek Capital Management, LP	Partner
Anton Yen, Chief Data Scientist	Bancreek Capital Management, LP	Partner

*	Information provided is as of November 13, 2024.

Cabana

Name and Position with Cabana*	Name of Other Company*	Connection with Other Company*
George Chaddwick Mason, Chief Executive Officer

The Cabana Group, LLC

Cabana Black, LLC

Cabana Realty, LLC

6620, LLC

Cabana Law Group, LLC

Mason Farms, LLC

Mason & Co. LLC

224 North Block LLC

736 Bluff Lane LLC

632 Penrose LLC

6606 Mission LLC

6204 Mission LLC

6394 Mission LLC

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Attorney and Member

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Officer and Member

Louis Abraham Shaff Chief Financial Officer	The Cabana Group, LLC Cabana Black, LLC Cabana Realty, LLC BLBS, LLC Prevost Shaff Mason & Carns, PLLC Grove Holdings LLC Hesse, Hesse & Blythe PC	Officer and Member Officer and Member Officer and Member Officer and Member Attorney and Member Member Attorney
Christopher Lloyd Carns Chief Operating Officer	The Cabana Group, LLC Cabana Black, LLC HCCJ, LLC Prevost Shaff Mason & Carns, PLLC OK BJS, LLC DCJS, LLC Hesse, Hesse & Blythe PC	Officer and Member Officer and Member Officer and Member Attorney and Member Officer and Member Officer and Member Attorney
Albert Moore Chief Compliance Officer & Corporate Counsel	The Cabana Group, LLC Alpha Compliance	Employee Employee

*	Information provided is as of February 19, 2025.

Long Pond

Name and Position with Long Pond*	Name of Other Company*	Connection with Other Company*
John Khoury, Portfolio Manager and Managing Partner	N/A	N/A

*	Information provided is as of March 10, 2025.

Saba

Name and Position With Saba*	Name of Other Company*	Connection with Other Company*
Boaz Weinstein, Portfolio Manager	Saba Capital Income & Opportunities Fund Saba Capital Income & Opportunities Fund II	President President
Paul Kazarian, Portfolio Manager	Saba Capital Income & Opportunities Fund Saba Capital Income & Opportunities Fund II ASA Gold and Precious Metals Limited Destra Multi-Alternative Fund	Principal Executive Officer Principal Executive Officer Director Director

*	Information provided is as of February 19, 2025.

Item 32.	Principal Underwriters*
Item 32(a)	Foreside Fund Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (dba ACA Group), (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	AB Active ETFs, Inc.
2.	ABS Long/Short Strategies Fund
3.	ActivePassive Core Bond ETF, Series of Trust for Professional Managers
4.	ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
5.	ActivePassive International Equity ETF, Series of Trust for Professional Managers
6.	ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
7.	AdvisorShares Trust
8.	AFA Private Credit Fund
9.	AGF Investments Trust
10.	AIM ETF Products Trust
11.	Alexis Practical Tactical ETF, Series of Listed Funds Trust
12.	AlphaCentric Prime Meridian Income Fund
13.	American Century ETF Trust
14.	Amplify ETF Trust
15.	Applied Finance Dividend Fund, Series of World Funds Trust
16.	Applied Finance Explorer Fund, Series of World Funds Trust
17.	Applied Finance Select Fund, Series of World Funds Trust
18.	ARK ETF Trust
19.	ARK Venture Fund
20.	Bitwise Funds Trust
21.	BondBloxx ETF Trust
22.	Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust

23.	Bridgeway Funds, Inc.
24.	Brinker Capital Destinations Trust
25.	Brookfield Real Assets Income Fund Inc.
26.	Build Funds Trust
27.	Calamos Convertible and High Income Fund
28.	Calamos Convertible Opportunities and Income Fund
29.	Calamos Dynamic Convertible and Income Fund
30.	Calamos Global Dynamic Income Fund
31.	Calamos Global Total Return Fund
32.	Calamos Strategic Total Return Fund
33.	Carlyle Tactical Private Credit Fund
34.	Cascade Private Capital Fund
35.	Catalyst Strategic Income Opportunities Fund
36.	CBRE Global Real Estate Income Fund
37.	Center Coast Brookfield MLP & Energy Infrastructure Fund
38.	Clifford Capital Partners Fund, Series of World Funds Trust
39.	Cliffwater Corporate Lending Fund
40.	Cliffwater Enhanced Lending Fund
41.	Cohen & Steers ETF Trust
42.	Cohen & Steers Infrastructure Fund, Inc.
43.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
44.	CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
45.	CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers
46.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust
47.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
48.	CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of ONEFUND Trust
49.	Davis Fundamental ETF Trust
50.	Defiance Connective Technologies ETF, Series of ETF Series Solutions
51.	Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions
52.	Defiance Next Gen H2 ETF, Series of ETF Series Solutions
53.	Defiance Quantum ETF, Series of ETF Series Solutions
54.	Denali Structured Return Strategy Fund
55.	Dividend Performers ETF, Series of Listed Funds Trust
56.	Dodge & Cox Funds
57.	DoubleLine ETF Trust
58.	DoubleLine Income Solutions Fund
59.	DoubleLine Opportunistic Credit Fund
60.	DoubleLine Yield Opportunities Fund
61.	DriveWealth ETF Trust
62.	EIP Investment Trust
63.	Ellington Income Opportunities Fund
64.	ETF Opportunities Trust
65.	Evanston Alternative Opportunities Fund
66.	Exchange Listed Funds Trust
67.	Exchange Place Advisors Trust
68.	FlexShares Trust
69.	Forum Funds
70.	Forum Funds II
71.	Forum Real Estate Income Fund
72.	Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust
73.	Grayscale Funds Trust

74.	Grayscale Future of Finance ETF, Series of ETF Series Solutions
75.	Guinness Atkinson Funds
76.	Harbor ETF Trust
77.	Harris Oakmark ETF Trust
78.	Hawaiian Tax-Free Trust
79.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
80.	Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
81.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
82.	Horizon Kinetics Medical ETF, Series of Listed Funds Trust
83.	Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
84.	IDX Funds
85.	Innovator ETFs Trust
86.	Ironwood Institutional Multi-Strategy Fund LLC
87.	Ironwood Multi-Strategy Fund LLC
88.	Jensen Quality Growth ETF, Series of Trust for Professional Managers
89.	John Hancock Exchange-Traded Fund Trust
90.	Kurv ETF Trust
91.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
92.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers
93.	Mairs & Power Growth Fund, Series of Trust for Professional Managers
94.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
95.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
96.	Manor Investment Funds
97.	Milliman Variable Insurance Trust
98.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
99.	Morgan Stanley ETF Trust
100.	Morgan Stanley Pathway Large Cap Equity ETF, Series of Morgan Stanley Pathway Funds
101.	Morgan Stanley Pathway Small-Mid Cap Equity ETF, Series of Morgan Stanley Pathway Funds
102.	Morningstar Funds Trust
103.	Mutual of America Investment Corporation
104.	NEOS ETF Trust
105.	Niagara Income Opportunities Fund
106.	NXG Cushing® Midstream Energy Fund
107.	NXG NextGen Infrastructure Income Fund
108.	Opal Dividend Income ETF, Series of Listed Funds Trust
109.	OTG Latin American Fund, Series of World Funds Trust
110.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust
111.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
112.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
113.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust
114.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
115.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
116.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
117.	Palmer Square Funds Trust
118.	Palmer Square Opportunistic Income Fund
119.	Partners Group Private Income Opportunities, LLC
120.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
121.	Performance Trust Short Term Bond ETF, Series of Trust for Professional Managers
122.	Perkins Discovery Fund, Series of World Funds Trust
123.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust
124.	Plan Investment Fund, Inc.

125.	Point Bridge America First ETF, Series of ETF Series Solutions
126.	Precidian ETFs Trust
127.	Preferred-Plus ETF, Series of Listed Funds Trust
128.	Rareview 2x Bull Cryptocurrency & Precious Metals ETF, Series of Collaborative Investment Series Trust
129.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
130.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
131.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
132.	Rareview Total Return Bond ETF, Series of Collaborative Investment Series Trust
133.	Renaissance Capital Greenwich Funds
134.	Reynolds Funds, Inc.
135.	RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust
136.	RiverNorth Patriot ETF, Series of Listed Funds Trust
137.	RMB Investors Trust
138.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
139.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
140.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
141.	Roundhill Cannabis ETF, Series of Listed Funds Trust
142.	Roundhill ETF Trust
143.	Roundhill Magnificent Seven ETF, Series of Listed Funds Trust
144.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
145.	Roundhill Video Games ETF, Series of Listed Funds Trust
146.	Rule One Fund, Series of World Funds Trust
147.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust
148.	Six Circles Trust
149.	Sound Shore Fund, Inc.
150.	SP Funds Trust
151.	Sparrow Funds
152.	Spear Alpha ETF, Series of Listed Funds Trust
153.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust
154.	STF Tactical Growth ETF, Series of Listed Funds Trust
155.	Strategic Trust
156.	Strategy Shares
157.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
158.	Tekla World Healthcare Fund
159.	Tema ETF Trust
160.	The 2023 ETF Series Trust
161.	The 2023 ETF Series Trust II
162.	The Cook & Bynum Fund, Series of World Funds Trust
163.	The Community Development Fund
164.	The Finite Solar Finance Fund
165.	The Private Shares Fund
166.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
167.	Third Avenue Trust
168.	Third Avenue Variable Series Trust
169.	Tidal ETF Trust
170.	Tidal Trust II
171.	Tidal Trust III
172.	TIFF Investment Program
173.	Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan
174.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
175.	Timothy Plan International ETF, Series of The Timothy Plan

176.	Timothy Plan Market Neutral ETF, Series of The Timothy Plan
177.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan
178.	Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan
179.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
180.	Total Fund Solution
181.	Touchstone ETF Trust
182.	T-Rex 2X Inverse Bitcoin Daily Target ETF, Series of World Funds Trust
183.	T-Rex 2x Inverse Ether Daily Target ETF, Series of World Funds Trust
184.	T-Rex 2X Long Bitcoin Daily Target ETF, Series of World Funds Trust
185.	T-Rex 2x Long Ether Daily Target ETF
186.	TrueShares Active Yield ETF, Series of Listed Funds Trust
187.	TrueShares Eagle Global Renewable Energy Income ETF, Series of Listed Funds Trust
188.	TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust
189.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust
190.	TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust
191.	TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust
192.	TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust
193.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust
194.	TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust
195.	TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust
196.	TrueShares Structured Outcome (May) ETF, Listed Funds Trust
197.	TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust
198.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust
199.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust
200.	TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust
201.	U.S. Global Investors Funds
202.	Union Street Partners Value Fund, Series of World Funds Trust
203.	Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
204.	Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
205.	Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
206.	Vest US Large Cap 10% Buffer Strategies VI Fund, Series of World Funds Trust
207.	Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
208.	Vest US Large Cap 20% Buffer Strategies VI Fund, Series of World Funds Trust
209.	VictoryShares Core Intermediate Bond ETF, Series of Victory Portfolios II
210.	VictoryShares Core Plus Intermediate Bond ETF, Series of Victory Portfolios II
211.	VictoryShares Corporate Bond ETF, Series of Victory Portfolios II
212.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
213.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
214.	VictoryShares Emerging Markets Value Momentum ETF, Series of Victory Portfolios II
215.	VictoryShares Free Cash Flow ETF, Series of Victory Portfolios II
216.	VictoryShares Free Cash Flow Growth ETF, Series of Victory Portfolios II
217.	VictoryShares Hedged Equity Income ETF, Series of Victory Portfolios II
218.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II
219.	VictoryShares International Value Momentum ETF, Series of Victory Portfolios II
220.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
221.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II
222.	VictoryShares Short-Term Bond ETF, Series of Victory Portfolios II
223.	VictoryShares THB Mid Cap ESG ETF, Series of Victory Portfolios II
224.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
225.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
226.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

227.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
228.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
229.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
230.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
231.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
232.	VictoryShares US Small Mid Cap Value Momentum ETF, Series of Victory Portfolios II
233.	VictoryShares US Value Momentum ETF, Series of Victory Portfolios II
234.	VictoryShares WestEnd Economic Cycle Bond ETF, Series of Victory Portfolios II
235.	VictoryShares WestEnd Global Equity ETF, Series of Victory Portfolios II
236.	VictoryShares WestEnd US Sector ETF, Series of Victory Portfolios II
237.	Virtus Stone Harbor Emerging Markets Income Fund
238.	Volatility Shares Trust
239.	WEBs ETF Trust
240.	Wellington Global Multi-Strategy Fund
241.	West Loop Realty Fund, Series of Investment Managers Series Trust
242.	Wilshire Mutual Funds, Inc.
243.	Wilshire Variable Insurance Trust
244.	WisdomTree Digital Trust
245.	WisdomTree Trust
246.	XAI Octagon Floating Rate & Alternative Income Term Trust

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100, Portland, ME 04101	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None
Susan L. LaFond	Three Canal Plaza, Suite 100, Portland, ME 04101	Treasurer	None
Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

Item 32(c)	Not applicable.

*	Information provided in this Item 32 is as of February 18, 2025.

Item 33.	Location of Accounts and Records

Books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules promulgated thereunder, are maintained as follows:

Registrant:

c/o Exchange Traded Concepts, LLC

10900 Hefner Pointe Drive, Suite 400

Oklahoma City, Oklahoma 73120

Adviser:

Exchange Traded Concepts, LLC

10900 Hefner Pointe Drive, Suite 400

Oklahoma City, Oklahoma 73120

295 Madison Avenue, 26th Floor

New York, New York 10017

Sub-Advisers:

Bancreek Capital Advisors, LLC

401 Wilshire Boulevard, Suite 1200

Santa Monica, California 90401

Cabana Asset Management

220 South School Avenue

Fayetteville, Arkansas 72701

Long Pond Capital, LP

527 Madison Avenue, 15th Floor

New York, New York 10022

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, New York 10174-7199

Distributor:

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

Custodians:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, Massachusetts 02110

Administrators:

Ultimus Fund Solutions, LLC

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 278 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oklahoma, State of Oklahoma, on this 28th day of March 2025.

Exchange Listed Funds Trust

/s/ J. Garrett Stevens
J. Garrett Stevens
Trustee and President (Principal Executive Officer)

Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment No. 278 to the Registration Statement has been signed below by the following persons in the capacity and on the date indicated.

Signature	Title	Date

/s/ J. Garrett Stevens	Trustee and President	March 28, 2025
J. Garrett Stevens	(Principal Executive Officer)

/s/ Christopher Roleke	Treasurer	March 28, 2025
Christopher Roleke	(Principal Financial and Accounting Officer)

*	Trustee	March 28, 2025
Linda Petrone

*	Trustee	March 28, 2025
Stuart Strauss

*	Trustee	March 28, 2025
Timothy J. Jacoby

* /s/ J. Garrett Stevens
J. Garrett Stevens

*	Attorney-in-Fact, pursuant to power of attorney.

EXHIBIT INDEX

Exhibit No.	Exhibit

(d)(2)	Schedule A, as revised March 27, 2025, to the Advisory Agreement

(d)(11)	Sub-Advisory Agreement, dated September 26, 2024, between ETC and Long Pond Capital, LP

(d)(12)	Amended Schedule A, dated March 27, 2025, to the Sub-Advisory Agreement between ETC and Long Pond Capital, LP